Exhibit 5.2

PacGate Law Group

百宸律师事务所

February 25, 2021

To:

MingZhu Logistics Holdings Limited (the “Company”)

Re: Legal Opinion

Dear Madams/Sirs,

We are lawyers qualified in the People’s Republic of China (the “PRC,” which, for the purpose of this legal opinion (this “Opinion”), does not include Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) and are qualified to issue an opinion on the PRC Laws (as defined below).

We act as the PRC counsel to the Company in connection with the proposed issuance by the Company of certain number of units, which consist of certain number of ordinary shares, par value $0.001 per share of the Company (the “Ordinary Shares”), and (2) warrants entitling the holders thereof to purchase certain number of Ordinary Shares sold in the above offering upon exercise thereof, pursuant to a Securities Purchase Agreement to be entered into between the Company and certain investors thereto (the “Purchase Agreement”). The purchase and sale of the securities as contemplated under the Purchase Agreement is referred to herein as the “Transaction” and the Purchase Agreement and the form of the warrants that are being issued to the Investors is referred to herein as the “Transaction Agreements.”

Unless otherwise defined herein, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Transaction Agreements.

A.	Definitions

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows:

i.	“Commission” means the United States Securities and Exchange Commission.

ii.	“Governmental Agencies” means any national, provincial or local governmental, regulatory or administrative authority, court, arbitration commissions or any other judicial body of the PRC.

iii.	“Material Adverse Effect” means the material and adverse effect, resulting from any event, circumstance, condition, occurrence or situation or any combination of the foregoing, upon the conditions (financial or otherwise), business, properties or results of operations or prospects of the Company and the PRC Subsidiaries taken as a whole.

iv.	“PRC Subsidiaries” means any and all of the companies as listed in Schedule I.

v.	“PRC Laws” means all applicable national, provincial and local laws, regulations and rules of the PRC currently in effect and publicly available on the date of this Opinion.

vi.	“Prospectus” means the Prospectus contained in the Registration Statement and any Prospectus Supplement(s) thereto, relating to the Transaction.

vii.	“Registration Statement” means the Registration Statement on Form F-1 dated February 25, 2021, filed with the Commission under the Securities Act of 1933, as amended.

B.	Documents and Assumptions

In rendering this Opinion, we have reviewed the Transaction Agreements, and the Registration Statement including the Prospectus, and examined originals or copies of the due diligence documents provided to us by the Company and the PRC Subsidiaries and such other documents, corporate records and certificates issued by the Governmental Agencies (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this Opinion, we have assumed without independent investigation that (“Assumptions”):

i.	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

ii.	Each of the parties to the Documents, other than the PRC Subsidiaries, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization or incorporation, or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Subsidiaries, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

iii.	The Documents that were presented to us remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this Opinion;

iv.	The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

v.	All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Subsidiaries in connection with this Opinion are true, correct and complete in all aspects.

Based on our review of the Documents and subject to the Assumptions and the Qualifications set out herein, we are of the opinion that:

(1)	Each PRC Subsidiary has been duly organized and is validly existing as a limited liability company with legal person status under the PRC Laws and its business license and articles of association filed with competent Governmental Agency are in full force and effect; and the registered capital of each PRC Subsidiary, which shall be paid in accordance with the payment schedule as provided in its articles of association, has been subscribed and is owned by its shareholder(s). Each PRC Subsidiary is duly qualified to transact business as described in its business license and in the Prospectus in the PRC; and, to the best of our knowledge after due inquiry, the registered capital of each PRC Subsidiary is owned free and clear of all liens, encumbrances and equities and claims, and no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligations into any registered capital of the PRC Subsidiaries are outstanding; the articles of association and the business license of the PRC Subsidiaries comply with the requirements of the applicable PRC Laws and are in full force and effect. The PRC Subsidiaries have obtained all approvals, authorizations, consents and orders, and made all filings, which are required under the PRC Laws for the ownership interest by their respective shareholder(s) of the relevant equity interest in the PRC Subsidiaries, if applicable.

(2)	Except as disclosed in the Registration Statement, the Prospectus or any other public reports filed by the Company with the Commission (collectively, the “SEC Filings”), each of the PRC Subsidiaries has full corporate power and authority and has all necessary approvals, authorizations, consents and orders of and from relevant Governmental Agencies, which are required under the PRC Laws, to own, lease, license and use its properties and assets and conduct its business in the manner presently conducted and as described in the Registration Statement and the Prospectus, except where a lack of any such approval, authorization, consent and order would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To the best of our knowledge after due inquiry, none of the PRC Subsidiaries is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, such approval, authorization, consent and order, except where such violation, default, revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect. To the best of our knowledge after due inquiry, the business as presently conducted by the PRC Subsidiaries and as provided in the Registration Statement and Prospectus is in compliance with all applicable PRC laws in all material aspects, except where any non-compliance would not, individually or in the aggregate, have or result in a Material Adverse Effect.

(3)	Except as disclosed in the SEC Filings, to the best of our knowledge after due inquiry, none of the PRC Subsidiaries has taken any action nor has any step been taken or legal or administrative proceedings been commenced or, threatened for the winding up, dissolution or liquidation of such PRC Subsidiaries, or for the suspension, withdrawal, revocation or cancellation of their business licenses.

(4)	Except as disclosed in the SEC Filings, to the best of our knowledge after due inquiry with the Company, including confirmation with the Company regarding information reflected in the Documents and available from public records of China Judgement Online and China Execution Information Online, none of the PRC Subsidiaries is in breach or violation of or in default, as the case may be, under (a) its articles of association and business license, or (b) any PRC Laws applicable to any of the PRC Subsidiaries, in all material aspects, except where such breach, violation or default does not, individually or in the aggregate, have a Material Adverse Effect.

(5)	Except as disclosed in the SEC Filings, to the best of our knowledge after due inquiry with the Company, including confirmation with the Company regarding information reflected in the Documents and available from public records of China Judgement Online and China Execution Information Online, there are no legal, governmental, administrative or arbitrative proceedings before any court of the PRC pending against, or involving the properties or business of, any of the PRC Subsidiaries or to which any of the properties of any of the PRC Subsidiaries located within the PRC is subject, if determined adversely to such PRC Subsidiary, would have a Material Adverse Effect.

(6)	The statements set forth under the caption “Taxation” in the Registration Statement insofar as they constitute statements of the PRC Laws, are accurate in all material respects.

(7)	Although we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement and the Prospectus, nothing has come to our attention that has caused us to believe that, as a matter of the PRC Laws, (a) the Registration Statement (other than any financial statements and related notes therein, as to which we express no opinion) at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) the Prospectus (other than any financial statements and related notes therein, as to which we express no opinion), as of the applicable time and as of the date hereof, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

This Opinion expressed above is subject to the following qualifications (the “Qualifications”):

i.	This Opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

ii.	The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

iii.	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

iv.	This Opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

v.	Unless otherwise stated herein, this Opinion is issued solely based on the Documents we have received from the Company and the PRC Subsidiaries as of the date hereof, except that we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and the PRC Subsidiaries and Governmental Agencies.

vi.	This Opinion is intended to be used in the context which is specifically referred to herein.

vii.	As used in this Opinion, the expression “to the best of our knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Transaction. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact shall be drawn from our representation of the Company or the rendering of this Opinion.

This Opinion is rendered solely to you for the purpose hereof only and may not be issued, quoted or disclosed to any other party for any other purpose without our prior written consent.

This Opinion is given for the benefit of the addressee hereof, and without our express prior written consent, may not be relied upon by any person or entity other than the addressee. Save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by the Commission or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to the Registration Statement (if applicable), and to the reference to our name in the Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ PacGate Law Group
PacGate Law Group

Schedule I

No.	Full Name	Shareholder(s)	Shareholding Percentage
1.	Shenzhen Yangang Mingzhu Freight Industries Co., Ltd. (深圳市盐港明珠货运实业有限公司)	YGMZ (Hong Kong) Limited	100%
2.	Shenzhen Yangang Mingzhu Supply Chain Management Co., Ltd. (深圳市盐港明珠供应链管理有限公司)	YGMZ (Hong Kong) Limited	100%
3.	Shenzhen Pengcheng Shengshi Logistics Co., Ltd. (深圳市鹏城盛世物流有限公司)	Shenzhen Yangang Mingzhu Freight Industries Co., Ltd. (深圳市盐港明珠货运实业有限公司)	100%